Exhibit 3.2

C&D TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED BYLAWS

ADOPTED JANUARY 13, 2012

ARTICLE I.  MEETINGS OF STOCKHOLDERS

1.1  Place of Meeting and Notice.  Meetings of the stockholders of C&D Technologies, Inc. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

1.2  Annual and Special Meetings.  Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting.  Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of the Corporation.  Each such stockholder request shall state the purpose of the proposed meeting.

1.3  Notice.  Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

1.4  Quorum.  At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law.  In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

1.5  Voting.  Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

ARTICLE II.  DIRECTORS

2.1  Number, Election and Removal of Directors.  The number of directors that shall constitute the Board of Directors (the “Directors”) shall not be less than one or more than fifteen.  The first Board of Directors shall consist of seven Directors. Thereafter, within the limits specified above, the number of Directors shall be determined by the Board of Directors or the stockholders.  The Directors shall be elected by the stockholders at their annual meeting.  Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders.  A Director may be removed with or without cause by the stockholders.

2.2  Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

2.3  Quorum.  One-third of the total number of Directors shall constitute a quorum for the transaction of business.  If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present.  Except as otherwise provided by law, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these Bylaws, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

2.4  Committees.  The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

ARTICLE III.  OFFICERS

3.1  The officers of the Corporation shall consist of a Chief Executive Officer, President, Chief Financial Officer and a Secretary, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors.  Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices.  All officers shall be subject to the supervision and direction of the Board of Directors.  The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause.  Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV.  INDEMNIFICATION

4.1  Indemnification Generally.  The Corporation shall indemnify each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, (hereinafter a “Proceeding”), by reason of the fact that such person is or was a Director or officer, or had agreed to serve as a Director or officer, of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any act alleged to have been taken or omitted in such capacity, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all costs, expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person or on such person’s behalf in connection with such Proceeding. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not meet any standard of conduct for indemnification imposed by the Delaware General Corporation Law.  Notwithstanding the foregoing: (a) except with respect to a Proceeding to enforce a right to indemnification under this Article IV, the Corporation shall not be required by this Article IV to indemnify any person with respect to, or to advance expenses (including attorneys’ fees) incurred by such person in connection with, any Proceeding initiated by such person against the Corporation, or any counterclaim, cross-claim, affirmative defense or similar claim of the Corporation in connection with such Proceeding, unless the Proceeding initiated by the person seeking indemnification was authorized by the Board of Directors by a majority vote of the Directors having no interest in such Proceeding; and (b) in the event any insurance policy obtained by the Corporation would provide coverage for any liability, cost or expense for which indemnification or advancement of expenses is sought under this Article IV, the provisions of this Article IV shall be modified to the extent necessary to conform this Article IV to the requirements of such insurance policy so as to provide coverage to the fullest extent possible, including but not limited to any requirements relating to incurring defense costs and retaining legal counsel.

4.2  Indemnification for Costs, Charges, and Expenses for Successful Party.  Notwithstanding the other provisions of this Article IV, to the extent that a Director or officer of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Proceeding referred to in Section 4.1, or in the defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

4.3  Determination of Right to Indemnification.  Any indemnification authorized under or in accordance with Section 4.1 or Section 4.2 of this Article IV (unless ordered by a court) shall be paid by the Corporation unless a determination is made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to the Proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the Director or officer is not proper in the circumstances because such person has not met the applicable standards of conduct set forth in the Delaware General Corporation Law.

4.4  Advance of Costs, Charges, and Expenses.  Costs, charges, and expenses (including attorneys’ fees) incurred by a person referred to in Section 4.1 of this Article IV in defending a civil or criminal Proceeding (including investigations by any government agency and all costs, charges and expenses incurred in preparing for any threatened Proceeding) shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that the payment of such costs, charges and expenses incurred by any such person in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IV. Notwithstanding the foregoing: (a) the Corporation shall not be required to advance expenses (including attorneys’ fees) to any person with respect to any Proceeding brought by the Corporation against such person; (b) except with respect to a Proceeding to enforce a right of indemnification under this Article IV, the Corporation shall not be required to advance expenses (including attorneys’ fees) to any person in connection with any Proceeding initiated by such person against the Corporation or any counterclaim, cross-claim, affirmative defense or similar claim of the Corporation in connection with such Proceeding, unless the Proceeding initiated by the person seeking indemnification was authorized by the Board of Directors by a majority vote of the Directors having no interest in such Proceeding; and (c) in the event any insurance policy obtained by the Corporation would provide coverage for any liability, cost or expense for which indemnification is sought, the provisions of this Article IV shall be modified to the extent necessary to conform this Article IV to the requirements of such insurance policy so as to provide coverage to the fullest extent possible, including but not limited to any requirements relating to incurring defense costs and retaining legal counsel. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s financial ability to make repayment. The Board of Directors may, in the manner set forth above, and subject to the approval of such person, authorize counsel selected by the Corporation to represent such person in any Proceeding, whether or not the Corporation is a party to such Proceeding.

4.5  Procedure for Indemnification.  Any indemnification authorized under Section 4.1 of this Article IV or advance of costs, charges and expenses authorized under Section 4.4 of this Article IV shall be made promptly, and in any event within 60 days, upon the written request of the Director or officer directed to the Secretary of the Corporation. The right to indemnification or advances as granted by this Article IV shall be enforceable by the Director or officer in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing such person’s right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4.4 where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct, if any, set forth in the Delaware General Corporation Law, but, to the extent permitted by applicable law, the burden of proving that such standard of conduct has not been met shall be on the Corporation.

4.6  Continuation of Right of Indemnification.  The indemnification provided by this Article IV shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article IV shall be deemed to be a contract between the Corporation and each Director and officer of the Corporation who serves or served in such capacity at any time while this Article IV is in effect. No amendment or repeal of this Article IV or of any relevant provisions of the Delaware General Corporation Law or any other applicable laws shall adversely affect or deny to any Director or officer any rights to indemnification that such person may have, or change or release any obligations of the Corporation under this Article IV with respect to any costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that arise out of a Proceeding based in whole or substantial part on any act, actual or alleged, that takes place before or while this Article IV is in effect. The provisions of this Section 4.6 shall apply to any such Proceeding whenever commenced, including any such Proceeding commenced after any amendment or repeal of this Article IV.

4.7  Definitions.  For purposes of this Article IV:

“the Corporation” includes any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence continued, would have had power and authority to indemnify its Directors or officers, so that any person who is or was a Director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

“other enterprise” includes employee benefit plans, including but not limited to any employee benefit plans of the Corporation;

service by a Director or officer “at the request of the Corporation” includes, but is not limited to, any service that imposes duties on, or involves services by, a Director or officer of the Corporation with respect to an employee benefit plan, its participants or beneficiaries, including acting as a fiduciary thereof;

“fines” shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;

a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to under the applicable standards of conduct set forth in the Delaware General Corporation Law; and

service by a Director or officer as a partner, trustee, manager or member of management or similar committee of a partnership, joint venture, trust or limited liability company, or as a Director, officer, manager, partner, trustee or manager of an entity that is a partner, trustee, member or joint venturer, shall be considered service as a Director or officer of the partnership, joint venture, trust, limited liability company or other enterprise.

4.8  Saving Clause.  If this Article IV or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and officer of the Corporation as to costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article IV that shall not have been invalidated.

4.9  Other Indemnification.  The right to indemnification and advancement of expenses conferred on any person by this Article IV shall not limit the Corporation from providing any other indemnification permitted by law. If authorized by the Board of Directors, the Corporation may indemnify and advance expenses to any other person whom the Corporation has the power to indemnify under the Delaware General Corporation Law to the fullest extent permitted by such statute.

4.10  Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any Director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or claim, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

ARTICLE V.  GENERAL PROVISIONS

5.1  Notices.  Whenever any statute, the Certificate of Incorporation or these Bylaws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his address as it appears in the records of the Corporation, with postage thereon prepaid.  Such notice shall be deemed to have been given when it is deposited in the United States mail.  Notice to Directors may also be given by telegram.

5.2  Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors.

5.3  Amendment.   Subject to the Certificate of Incorporation, these Bylaws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders.